PRESS RELEASE	EXHIBIT 99

Scripps reports October revenue, statistics

For immediate release	(NYSE: SSP)
Nov. 11, 2005

CINCINNATI – The E. W. Scripps Company today reported October revenue and statistics for its Scripps Networks, Shop At Home, newspaper and broadcast television operating divisions.

For competitive reasons, the company is not reporting monthly revenue from its online comparison shopping subsidiary, Shopzilla, which was acquired in June. The company reports Shopzilla revenue on a quarterly basis.

At Scripps Networks – the company’s most profitable division – revenue was up 30 percent to $84.3 million in October compared with the same month a year ago.

October advertising revenue at Scripps Networks was up 32 percent and affiliate fee revenue increased 17 percent.

Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including HGTV, Food Network, DIY Network, Fine Living and Great American Country (GAC).

HGTV and Food Network can be seen in 89 million and 88 million U.S. television households, respectively. DIY Network reaches about 35 million households and Fine Living can be seen in about 29 million households. GAC reached about 39 million U.S. households in October.

At the company’s newspapers, total revenue was up 1.4 percent to $64.1 million. Year-over-year revenue growth was negatively affected by Hurricane Wilma, which caused a loss of business in the company’s two Florida newspaper markets.

Newspaper advertising revenue grew 2.6 percent during October. Broken down by category, newspaper advertising revenue during the month was:

•	Local, down 1.0 percent to $14.4 million.

•	Classified, up 2.7 percent to $19.8 million.

•	National, down 0.2 percent to $3.9 million.

•	Preprint and other, up 7.4 percent to $13.3 million.

At Shop At Home, the company’s television retailing subsidiary, October revenue was up 3.3 percent to $25.1 million. The rate of revenue growth at Shop At Home during the month was held back by softer than expected retail sales and a strategic shift away from electronics and toward home-related products with relatively lower price points.

Shop At Home could be seen in 56 million full-time equivalent television households in October, up 4.9 percent from the same month in 2004.

At the company’s broadcast television stations, October revenue was down 28 percent to $30.7 million. The decline reflects the relative absence of political advertising revenue compared with the same month last year. Political advertising revenue during October reached $1.0 million compared with $19.2 million in October 2004.

Guidance

Based on the financial effects of Hurricane Wilma on the company’s Florida newspapers and West Palm Beach, Fla., television station, and softer than expected retail sales at Shop At Home, fourth quarter earnings per share are expected to be near the lower end of the previously issued guidance of 52 to 56 cents per share.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 55 million U.S. households and online through shopathometv.com; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 55,000 merchants.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: October	The E.W. Scripps Company
Report date: November 11, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

	October			Year-to-date
( amounts in millions, unless otherwise noted )	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$69.5	$52.6	32.3%	$594.1	$460.6	29.0%
Affiliate fees, net	13.8	11.8	16.8%	139.0	116.3	19.5%
Other	1.0	0.6	60.1%	7.2	7.2	(1.1)%

Scripps Networks	$84.3	$65.0	29.8%	$740.3	$584.1	26.7%

Subscribers (2)
HGTV				89.1	87.3	2.1%
Food Network				88.1	85.6	2.9%
Great American Country				39.3	34.5	13.9%

NEWSPAPERS
Operating Revenues
Local	$14.4	$14.6	(1.0)%	$135.8	$134.5	0.9%
Classified	19.8	19.3	2.7%	192.6	182.9	5.3%
National	3.9	3.9	(0.2)%	35.3	34.0	3.8%
Preprints and other	13.3	12.4	7.4%	116.3	107.7	8.0%

Newspaper advertising	51.5	50.2	2.6%	480.1	459.2	4.5%
Circulation	11.1	11.5	(3.6)%	107.3	109.7	(2.1)%
Other	1.5	1.5	0.3%	13.8	13.5	2.0%

Newspapers	$64.1	$63.2	1.4%	$601.2	$582.3	3.2%

Ad inches (excluding JOAs) (in thousands)
Local	503	526	(4.4)%	4,775	4,827	(1.1)%
Classified	817	797	2.5%	7,868	7,886	(0.2)%
National	102	104	(1.6)%	965	929	3.9%

Full run ROP	1,422	1,426	(0.3)%	13,607	13,641	(0.2)%

BROADCAST TELEVISION
Operating Revenues
Local	$18.9	$14.4	31.5%	$161.6	$151.3	6.8%
National	9.9	7.9	25.6%	83.7	81.3	2.9%
Political	1.0	19.2		2.5	39.7
Other	0.9	1.3	(31.3)%	11.2	14.1	(20.7)%

Broadcast Television	$30.7	$42.7	(28.1)%	$258.9	$286.4	(9.6)%

SHOP AT HOME
Operating Revenues
Shop At Home	$25.1	$24.3	3.3%	$293.5	$228.1	28.7%

Avg. full-time equivalent homes	55.8	53.2	4.9%	53.9	49.7	8.5%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.